UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

Pluri Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PLURI INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 15, 2026

You are hereby notified that the annual meeting of shareholders of Pluri Inc., or the Company, will be held on June 15, 2026 at 4:00 p.m. local time, at our offices, located at Matam Advanced Technology Park Building No. 5, Haifa, Israel, 3508409. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable. We intend to hold the annual meeting for the following purposes:

1.	To elect five directors to serve until the next annual meeting of shareholders and until their respective successors shall have been duly elected and qualified;

2.	To ratify the selection of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, as independent registered public accounting firm of the Company for the fiscal year ending June 30, 2026; and

3.	To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

All shareholders are cordially invited to attend the annual meeting. If your shares are registered in your name, please bring the admission ticket attached to your proxy card. If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. If you do not have either an admission ticket or proof that you own shares of the Company, you will not be admitted to the meeting.

The Board of Directors has fixed the close of business on April 23, 2026, as the record date for the meeting. Only shareholders on the record date are entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

Your vote is important regardless of the number of shares you own. The Company requests that you vote by internet or telephone, or complete, sign and date a proxy card, which you may obtain upon request, without delay, even if you now plan to attend the annual meeting. You may revoke your proxy at any time prior to its exercise by delivering written notice or another duly executed proxy bearing a later date to the Secretary of the Company, or by attending the annual meeting and voting in person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on June 15, 2026:

The proxy statement, proxy card and Annual Report are also available at http://www. proxyvote.com

Shareholders may also obtain additional paper or e-mail copies of these materials at no cost upon request prior to June 1, 2026, by (1) writing to Pluri Inc., Matam Advanced Technology Park Building No. 5, Haifa, Israel, 3508409, (2) visiting www, proxyvote.com, (3) calling 1-800-579-1639 (toll free from the U.S., U.S. territories and Canada), or (3) sending an email to sendmaterial@proxyvote.com. If such request is not done by June 1, 2026, shareholders will not be able to receive a paper or e-mail copy of these materials.

Securities and Exchange Commission rules allow us to furnish proxy materials to our shareholders over the internet. You can access proxy materials and authorize a proxy to vote your shares at http://www.proxyvote.com.

You may vote via the internet at www.proxyvote.com and you may vote via the telephone 1-800-690-6903 (toll free) and follow the instructions. You may also authorize a proxy to vote your shares over the internet. In order to vote over the internet or by telephone you must have your control number, which is set forth in the Notice of Internet Availability of Proxy Materials mailed to you. You may also request a paper proxy card to submit your vote by mail.

By order of the Board of Directors,

/s/ Yaky Yanay
Yaky Yanay Chief Executive Officer and President

April 23, 2026

IMPORTANT: In order to secure a quorum and to avoid the expense of additional proxy solicitation, please either vote by internet or sign, date and return your proxy promptly in the enclosed envelope even if you plan to attend the meeting personally. Your cooperation is greatly appreciated.

PLURI INC.

Matam Advanced Technology Park

Building No. 5

Haifa, Israel, 3508409

PROXY STATEMENT

INTRODUCTION

This proxy statement and the accompanying proxy are made available by Pluri Inc., or the Company, to the holders of record of the Company’s outstanding common shares, $0.00001 par value per share, or the Common Shares, commencing on or about May 4, 2026. The accompanying proxy is being solicited by the Board of Directors of the Company, or the Board, for use at the annual meeting of shareholders of the Company, or the Meeting, to be held on June 15, 2026 at 4:00 p.m. local time, at our offices, located at Matam Advanced Technology Park Building No. 5, Haifa, Israel, 3508409 and at any adjournment or postponement thereof. In the event it is not possible or advisable to hold our Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable. The cost of solicitation of proxies will be borne by the Company. Directors, officers and employees of the Company may assist in the solicitation of proxies by mail, telephone, in person or otherwise, without additional compensation. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of share held in their names and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of such proxy materials.

The Board has fixed April 23, 2026, as the record date for the Meeting, or the Record Date. Only shareholders of record on April 23, 2026 are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. On April 23, 2026, there were 10,774,666 issued and outstanding Common Shares. Each Common Share is entitled to one vote per share.

The Company’s Bylaws provide that a quorum shall consist of the holders of at least thirty-three and one third percent (33 1/3%) of the shares issued and outstanding and entitled to vote thereat, present in person or represented by proxy at the Meeting. If such a quorum shall not be present or represented, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the Meeting, without notice other than an announcement at the Meeting, until a quorum shall be present or represented. Abstentions may be specified on all proposals. Abstentions will be counted as present for purposes of determining a quorum and will be counted as not voting on the proposal in question. Submitted proxies which are left blank will also be counted as present for purposes of determining a quorum, but are not counted for purposes of determining whether a proposal has been approved in matters where the proxy does not confer the authority to vote on such proposal, and thus have no effect on its outcome. The affirmative vote of the holders of a majority of the Common Shares having voting power present in person or represented by proxy shall be sufficient for the election of each of the director nominees and for the ratification of the selection of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, as independent registered public accounting firm of the Company for the fiscal year ending on June 30, 2026.

All Common Shares represented in person or by valid proxies received by the Company prior to the date of, or at, the Meeting, and not revoked, will be voted as specified in the proxies or voting instructions.

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares.

If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine”, but not with respect to “non-routine” matters. In the event that a broker, bank, or other agent indicates on a proxy that it does not have discretionary authority to vote certain shares on a non-routine proposal, then those shares will be treated as broker non-votes. Proposal No. 1 is a non-routine proposal; therefore, your broker, bank or other agent is not entitled to vote your shares on Proposal No. 1 without your instructions. Broker non-votes will be counted as present for purposes of determining a quorum and will be counted as not voting on the non-routine proposals in question. Other than for the purpose of establishing a quorum, broker non-votes will not be counted as having voting power and will therefore not affect the outcome of Proposal No. 1 (as noted above, because Proposal No. 2 is considered routine, there will not be broker non-votes with respect to that proposal).

Any shareholder who has submitted a proxy may revoke it at any time before it is voted, by written notice addressed to and received by our Secretary, by submitting a duly executed proxy bearing a later date or by electing to vote in person at the Meeting. The mere presence at the Meeting of the shareholder appointing a proxy does not, however, revoke the appointment.

Notice of Internet Availability of Proxy Materials

In accordance with rules and regulations of the Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials, which consist of this proxy statement, proxy card, notice of annual meeting, and our annual report to shareholders for the fiscal year ended June 30, 2025, or Fiscal Year 2025, respectively, to each shareholder of record, we may furnish proxy materials via the internet. Accordingly, all of our shareholders of record as of the Record Date will receive a notice of internet availability of proxy materials. The notice of internet availability of proxy materials will be mailed on or about April 23, 2026.

On the date of mailing the Notice of Internet Availability of Proxy Materials, shareholders will be able to access all of the proxy materials at http://www.proxyvote.com. The proxy materials will be available free of charge. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials over the internet. The Notice of Internet Availability of Proxy Materials contains instructions as to how to vote by internet or by telephone. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability of Proxy Materials and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. Please contact the person responsible for your account and give instructions for a proxy to be completed for your shares.

Our website address is included several times in this proxy statement as a textual reference only and the information presented on our website is not incorporated by reference into this proxy statement.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

At the Meeting, five directors are to be elected, which number shall constitute our entire Board, to hold office until the next annual meeting of shareholders and until their successors shall have been duly elected and qualified. Unless otherwise specified in the proxy, it is the intention of the persons named in the enclosed form of proxy to vote the share represented thereby for the election as directors, each of the nominees whose names and biographies appear below. All of the nominees whose names and biographies appear below are presently our directors. In the event any of the nominees should become unavailable or unable to serve as a director, it is intended that votes will be cast for a substitute nominee designated by the Board. The Board has no reason to believe that the nominees named will be unable to serve if elected. Each nominee has consented to being named in this proxy statement and to serve if elected. Mr. Zami Aberman, who has served as a member of our Board since 2005, has requested that he not be re-nominated as a director nominee, and such decision was not due to any disagreement on any matter relating to the Company’s operations, policies or practices. The Board thanks Mr. Aberman for his years of service and contributions to the Company.

Principal Employment and Experience of Director Nominees and Executive Officers

The following information is furnished with respect to our executive officers and the persons nominated for election as directors.

Name	Age	Present Principal Employer and Prior Business Experience
Alexandre Weinstein	68

Mr. Weinstein became a director of the Company in February 2025 and was appointed Chairman of the Board on December 4, 2025. Mr. Weinstein is a global investor and entrepreneur with over two decades of experience in the pharmaceutical, biotechnology, and high-technology sectors. He co-founded WM Partners and has served as a General Partner since 2016, co-founded Olive Tree Ventures and has served as a General Partner since 2018 and has been a General Partner of Vanterra Capital since 2018. From 1990 to 2014, he served as Chief Executive Officer of CFR Pharmaceuticals S.A.

Mr. Weinstein has served on the boards of Worthy Inc. and Sofgen Pharma (OTCM:  PROCF) (formerly Procaps Group, S.A.) since 2024, and several other privately held technology companies. He also serves as a director of our subsidiary, Pluri Biotech.

Mr. Weinstein holds a degree in Business and Accounting from Pontificia Universidad Católica de Chile, where he is also a certified public accountant and auditor. He completed the Owner/President Management Program at Harvard Business School.

We believe that Mr. Weinstein’s qualifications to serve on our Board include his extensive experience leading high-growth organizations, his expertise in strategic investments and business development, and his knowledge of the pharmaceutical, biotechnology, and sustainable technology sectors.

Eitan Ajchenbaum*	64

Mr. Ajchenbaum became a director of the Company in September 2025. Mr. Ajchenbaum is a Certified Public Accountant (Israel) with more than 30 years of senior executive and board experience in both public and private companies.

Since June 2025, Mr. Ajchenbaum has served as Chief Financial Officer and Deputy Chief Executive Officer of WeSure Global Tech Ltd. (WESR.TA), or WeSure, a public holding company traded on the Tel Aviv Stock Exchange that focuses on financial and insurance services. In addition, Mr. Ajchenbaum serves as chief financial officer and/or as a member of the board of directors of several companies within the WeSure group.

From 2011 until April 2024, Mr. Ajchenbaum served as Chief Financial Officer and Treasurer of Berkshire Hathaway Guard, an insurance group, where he also previously served as Chief Risk Officer and oversaw finance, accounting, corporate legal, investments, internal audit and risk management functions. Since 2007, he has also served as a board member of several companies within the Guard group.

Earlier in his career, Mr. Ajchenbaum held senior finance positions, including as Chief Financial Officer of Bezeq International Ltd. (BZQIY.TA), Executive Vice President of Direct Insurance Ltd. (DRIN.TA), and Finance and Organization Manager at Analyst Investment Company Ltd. (ANLT.TA). He began his career as an auditor at Kesselman & Kesselman (a member firm of PwC in Israel).

Mr. Ajchenbaum holds a B.A. in Accounting and Economics from Tel Aviv University. Mr. Ajchenbaum also serves as a director of our subsidiary, Pluri Biotech.

We believe that Mr. Ajchenbaum’s qualifications to serve on our Board include his extensive experience as a senior financial executive in U.S. and international companies, his expertise in financial reporting under U.S. GAAP and IFRS, and his background in risk management, internal controls and corporate governance. His prior service as Chief Financial Officer and Treasurer of Berkshire Hathaway Guard, together with his leadership roles at other publicly traded companies, provide him with the financial expertise and governance experience necessary to contribute meaningfully to our Board and to serve as Chair of the Audit Committee.

Rami Levi*	64

Mr. Levi became a director of the Company in June 2021. Mr. Levi is the Founder and President of Catalyst Group International, LLC, where since 2009 he has provided strategic planning and advisory services to clients in the public and private sectors.

From 2004 to 2006, he served as Senior Deputy Director General and Head of Marketing Administration at Israel Ministry of Tourism. He holds an M.A. (with honors) in Political Science from Hebrew University of Jerusalem. Mr. Levi also serves as a director of our subsidiary, Pluri Biotech.

We believe that Mr. Levi’s qualifications to serve on our Board include his experience in strategic planning, business development and public sector engagement, as well as his experience advising organizations on long-term strategy and market positioning.

Maital Shemesh-Rasmussen*	56

Ms. Shemesh-Rasmussen became a director of the Company in January 2021. Ms. Shemesh-Rasmussen serves as the chief executive officer and founder of Solaltos Partners, where she provides commercialization services to health-tech companies. From 2021 to 2024, Ms. Shemesh-Rasmussen served as Chief Commercial Officer of Octave Bioscience, Inc. Prior to that, from 2018 to 2020, Ms. Shemesh-Rasmussen served as Global Head of Marketing at Roche Diagnostics Information Solutions, where she led global marketing initiatives for Roche’s precision medicine and digital health solutions. Between 2016 and 2018, Ms. Shemesh-Rasmussen served as a consultant to several health technology companies. From 2013 to 2016, she held senior marketing roles at Oracle Health Sciences, overseeing product marketing within its global business operations as well as within the Oracle Digital Health Innovation Unit. Earlier in her career, Ms. Shemesh-Rasmussen founded and served as President of Rasmussen Communication, Inc. She also served five years at JPMorgan Chase Bank (2002-2007) as Vice President.

Ms. Shemesh-Rasmussen holds a B.A. in Behavioral Sciences from Ben-Gurion University. Ms. Shemesh-Rasmussen serves as a board member of DeepLook Medical, a cancer imaging solution, and as a director of our subsidiary, Pluri Biotech.

We believe that Ms. Shemesh-Rasmussen’s qualifications to serve on our Board include her extensive experience in global marketing and commercialization within the pharmaceutical and healthcare technology sectors, as well as her background in business development and investment banking.

Yaky Yanay	54

Mr. Yanay became a director of the Company in February 2015. He has served as our President since February 2014 and as our Chief Executive Officer, or our CEO, since June 2019, after previously serving as Co-CEO from March 2017 to June 2019.

Mr. Yanay has served in a variety of executive positions at the Company since 2006, including as our Chief Financial Officer from November 2006 to February 2014 and again from February 2015 to March 2017. He also served as our Chief Operating Officer from February 2014 to March 2017. From November 2006 to February 2014, he served as our Secretary and from March 2013 to February 2014 served as our Executive Vice President.

From 2015 to 2018, Mr. Yanay served as Co-Chairman of Israel Advanced Technology Industries (IATI), an umbrella organization representing Israel’s high-tech and life sciences industries, and has served as a director of IATI since August 2012, representing Israel’s life sciences industry.

Prior to joining the Company, Mr. Yanay served as Chief Financial Officer of Elbit Vision Systems Ltd., a public company. In addition, from July 2010 to April 2018, he served on the board of directors of Elbit Vision Systems Ltd. Earlier in his career, Mr. Yanay served as a manager of audit groups in the technology sector at Ernst & Young Israel.

Mr. Yanay also serves as a director of several of our subsidiaries, including Pluri Biotech, Ever After Foods Ltd., Pluristem GmbH, Coffesai Ltd., Kokomodo Ltd. and Cellav Health & Aesthetics Ltd.

Mr. Yanay holds a bachelor’s degree (with honors) in business administration and accounting from the College of Management Academic Studies in Rishon LeZion, Israel, and is a Certified Public Accountant in Israel.

We believe that Mr. Yanay’s qualifications to serve on our Board include his extensive leadership experience in the life sciences and medical technology industries, as well as his expertise in accounting, corporate finance and strategic management, and his deep and long-term familiarity with the Company and its operations.

Liat Zalts	42

Ms. Zalts joined the Company in December 2022 and served as Director of Finance until September 2024. Effective October 2024, Ms. Zalts has served as our Chief Financial Officer, or our CFO, and Treasurer.

From March 2018 to November 2022, Ms. Zalts served as Chief Financial Officer of Matics Manufacturing Analytics Ltd., an Israel-based SaaS technology company. From October 2008 to February 2018, Ms. Zalts worked at Ernst & Young Israel, where between 2014 and 2018 she served as a manager of audit groups for public and private companies in the firm’s high-tech practice.

Ms. Zalts holds a B.A. in Economics and Business Management from University of Haifa, a degree in Accounting from Bar-Ilan University, and is a Certified Public Accountant in Israel.

Since June 2020, Ms. Zalts has served as a director of Haifa International Stadium Co. Ltd.

Ms. Zalts also serves as a director of our subsidiaries, Ever After Foods Ltd., Pluristem GmbH, Kokomodo Ltd. and Cellav Health & Aesthetics Ltd.

*	The Board determined that this director or nominee is “independent” as defined by the rules of the SEC and Nasdaq rules and regulations. None of the independent directors has any relationship with us besides serving on our Board.

There are no family relationships between any of the director nominees or executive officers named in this proxy statement.

Required Vote

The affirmative vote of the holders of a majority of the Common Shares having voting power present in person or represented by proxy shall be sufficient for the election of each of the director nominees.

The Board recommends a vote “FOR” the election of each of the director nominees named above.

PROPOSAL NO. 2 - RATIFICATION OF THE SELECTION OF Kesselman & Kesselman,
Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers
International Limited, AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF
THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2026.

Our Audit Committee has selected Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, as our independent registered public accounting firm, or the Independent Auditors, for the current fiscal year, subject to ratification by our shareholders at the Meeting. We do not expect to have a representative of the Independent Auditors attend the Meeting.

Neither our by-laws, our other governing documents, nor other law requires shareholder ratification of the selection of the Independent Auditors as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of the Independent Auditors to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain the Independent Auditors. Even if the selection is ratified, the Audit Committee in its discretion may decide to appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Required Vote

The affirmative vote of the holders of a majority of the Common Shares having voting power present in person or represented by proxy shall be sufficient for the ratification of the selection of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, as independent registered public accounting firm of the Company for the fiscal year ending June 30, 2026.

The Board recommends a vote “FOR” the ratification of the selection of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, as independent registered public accounting firm of the Company for the fiscal year ending June 30, 2026.

CORPORATE GOVERNANCE

Committees and Meetings of Our Board

The Board held nine meetings and took action by written consent seven times during Fiscal Year 2025. Throughout this period, each member of our Board who was a director in Fiscal Year 2025 attended or participated in at least 75% of the aggregate of the total number of meetings of our Board held and the total number of meetings held by all committees of our Board on which each the director served during the periods such director served, except for Mr. Weinstein, who participated in 67% of the aggregate of the total number of meetings since he joined our Board. Our Board has four standing committees: the Compensation Committee, the Audit Committee, the Investment Committee and the Nominating Committee.

Audit Committee. Until June 30, 2025, the members of our Audit Committee were Mr. Birger, Mr. Levi and Ms. Shemesh-Rasmussen. Mr. Birger, who served as the Chairman of the Audit Committee, was not re-elected as a director for the 2025 annual meeting of shareholders held on June 30, 2025, and his membership on the Board and Audit Committee terminated on June 30, 2025. Between June 30, 2025, and September 10, 2025, following Mr. Birger’s departure, our Audit Committee consisted of two independent directors and did not comply with the Audit Committee Requirements pursuant to Nasdaq Listing Rule 5605(c)(2)(A), which requires at least three independent directors. On July 2, 2025, we received notice from Nasdaq granting a cure period to regain compliance by the earlier of our next annual meeting of shareholders, or June 30, 2026. On September 10, 2025, Mr. Eitan Ajchenbaum was appointed to serve as an independent director on the Board, as Chairman of the Audit Committee. Subsequently, on September 11, 2025, we received a letter from Nasdaq confirming that the Company had regained compliance with the Audit Committee Requirements.

Prior to Mr. Birger’s departure, the Board had determined that all Audit Committee members were “independent” as defined under SEC and Nasdaq rules, and that Mr. Birger qualified as an audit committee financial expert. In connection with his appointment, the Board determined that Mr. Ajchenbaum is independent under SEC and Nasdaq rules and qualifies as an Audit Committee financial expert.

The Audit Committee operates under a written charter that is posted on our website at www.pluri-biotech.com. The information on our website is not incorporated by reference into this Proxy Statement. The primary responsibilities of our Audit Committee include:

●	Appointing, compensating and retaining our registered independent public accounting firm;

●	Overseeing the work performed by any outside accounting firm;

●	Assisting the Board in fulfilling its responsibilities by reviewing: (i) the financial reports provided by us to the SEC, our shareholders or to the general public, and (ii) our internal financial and accounting controls;

●	Recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of our financial condition and results of operations

●	Overseeing the Company’s risk management arising from cybersecurity threats.

Our Audit Committee held seven meetings and took action by written consent twice during Fiscal Year 2025.

Compensation Committee. The members of our Compensation Committee are Mr. Levi and Mrs. Shemesh-Ramussen. Mrs. Shemesh-Ramussen is the Chairman of the Compensation Committee. The Board has determined that all of the members of the Compensation Committee are “independent” as defined by the rules of the SEC and Nasdaq rules and regulations. The Compensation Committee operates under a written charter that is posted on our website at www.pluri-biotech.com. The information on our website is not incorporated by reference into this Proxy Statement. The primary responsibilities of our Compensation Committee include:

●	Reviewing and recommending to our Board the annual base compensation, the annual incentive bonus, equity compensation, employment agreements and any other benefits of our executive officers;

●	Administering our equity-based plans and making recommendations to our Board with respect to our incentive–compensation plans and equity–based plans;

●	Annually reviewing and making recommendations to our Board with respect to the compensation policy for such other officers as directed by our Board; and

●	Administration of our clawback policy.

Our Compensation Committee held five meetings and took action by written consent once during Fiscal Year 2025. The Compensation Committee did not receive advice from or retain any consultants during Fiscal Year 2025.

Investment Committee. Until June 30, 2025, Mr. Doron Birger served as the Chairman and sole member of the Investment Committee. Since Mr. Birger was not re-elected as a director for the 2025 annual meeting of shareholders held on June 30, 2025, his membership on the Board and Investment Committee terminated on June 30, 2025. Prior to Mr. Birger’s departure, the Board had determined that Mr. Birger is an “independent” director under SEC and Nasdaq rules and regulations. On July 2, 2025, the Board approved the appointment of Maital Shemesh-Rasmussen, an independent director, as the new member of the Investment Committee. The Board further resolved that Rami Levi, an independent director, will be invited to attend each meeting of the Investment Committee. On September 10, 2025, the Board approved the appointment of Mr. Ajchenbaum, an independent director, as the new and sole member of the Investment Committee and Ms. Shemesh-Rasmussen ceased serving on the Investment Committee.

The Investment Committee operates under a written charter that is posted on our website, www.pluri-biotech.com. The information on our website is not incorporated by reference into this Proxy Statement. The primary responsibilities of our Investment Committee include:

●	Managing the Company’s investment portfolio, including periodically reviewing the performance and effectiveness of the Company’s’ investment portfolio;

●	Establishing and periodically reviewing the Company’s investment guidelines and hedging policies;

●	Monitoring and analyzing the Company’s foreign exchange risks and exposures;

●	Recommending the Company’s investment advisers, monitoring their performance and when appropriate, recommending terminating their engagement; and

●	Monitoring on a periodic basis the Company’s cashflow.

Our Investment Committee held four meetings with executive management and consultants and took action by written consent once during Fiscal Year 2025.

Nominating Committee. The members of our Nominating Committee are Rami Levi and Maital Shemesh-Rasmussen. Mr. Levi is the Chairman of the Nominating Committee. The Board has determined that all of the members of the Nominating Committee are “independent” as defined by the rules of the SEC and Nasdaq rules and regulations. The Nominating Committee operates under a written charter that is posted on the “Investors” section of our website, www.pluri-biotech.com. The primary responsibilities of our Nominating Committee include:

●	Overseeing the composition and size of the Board, developing qualification criteria for Board members and actively seeking, interviewing and screening individuals qualified to become Board members for recommendation to the Board;

●	Recommending the composition of the Board for each annual meeting of shareholders; and

●	Reviewing periodically with the Chairman of the Board and the CEO the succession plans relating to positions held by directors, and making recommendations to the Board with respect to the selection and development of individuals to occupy those positions.

Our Nominating Committee did not hold any meetings during Fiscal Year 2025 and took action by written consent once. The Nominating Committee did not receive advice from or retain any consultants during Fiscal Year 2025.

Director Nominations

The Nominating Committee is responsible for developing and approving criteria, with Board approval, for candidates for Board membership. The Nominating Committee is responsible for overseeing the composition and size of the Board, developing qualification criteria for Board members and actively seeking, interviewing and screening individuals qualified to become Board members for recommendation to the Board and for recommending the composition of the Board for each of the Company’s annual meetings. The Board as a whole is responsible for nominating individuals for election to the Board by the shareholders and for filling vacancies on the Board that may occur between annual meetings of the shareholders.

Nominees for director will be selected on the basis of their integrity, business acumen, knowledge of our business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all shareholders. No particular criteria will be a prerequisite or will be assigned a specific weight, nor does the Company have a diversity policy. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

We have never received communications from shareholders recommending individuals to any of our independent directors. Therefore, we do not yet have a policy regarding the consideration of any director candidates recommended by shareholders. In Fiscal Year 2025, we did not pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential nominees for our Board. We have not received any recommendations from shareholders for Board nominees. All of the nominees for election at the 2025 annual meeting of shareholders were current members of our Board, at that time.

Board Leadership Structure.

Commencing on December 4, 2025, and following his appointment by the Board, Mr. Weinstein transitioned from his position as a director to Chairman of the Board. In his position as Chairman of the Board, Mr. Weinstein is responsible for setting the agenda and priorities of the Board. Mr. Aberman, who held the position as Chairman of the Board since January 2022, was appointed by the Board on December 4, 2025, as Vice Chairman of the Board. In connection therewith, Mr. Aberman’s consultancy agreement with the Company terminated effective January 4, 2026.

As CEO, Mr. Yanay, leads our day-to-day business operations and is directly accountable to the full Board, and, in addition, is responsible for our management operations and for general oversight of our business and the various management teams that are responsible for our day-to-day operations. We believe that this structure provides an efficient and effective leadership model for the Company to enable us to deliver better results and explore opportunities for the company and its investors.

We believe that having different persons serving as Chairman and CEO, together with three independent directors is the optimal Board structure to provide independent oversight and management accountability while ensuring that our strategic plans are pursued to optimize long-term shareholder value.

Risk Oversight. The Board, including the Audit Committee, Investment Committee, and Compensation Committee, periodically reviews and assesses the significant risks to the Company. Our management is responsible for our risk management process and the day-to-day supervision and mitigation of risks. These risks include strategic, operational, competitive, financial, legal and regulatory risks. Our Board leadership structure, [which is monitored and reviewed periodically by our Nominating Committee], together with the frequent interaction between our directors and management, assists in this effort. Communication between our Board and management regarding long-term strategic planning and short-term operational practices include matters of material risk inherent in our business.

The Board plays an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. Each of our Board committees is focused on specific risks within their areas of responsibility, but the Board believes that the overall enterprise risk management process is more properly overseen by all of the members of the Board. The Audit Committee is responsible for overseeing the management of financial and accounting risks. The Compensation Committee is responsible for overseeing the management of risks relating to executive compensation plans and arrangements.

While each committee is responsible for the evaluation and management of such risks, the entire Board is regularly informed of such risks through committee reports. The Board incorporates the insight provided by these reports into its overall risk management analysis.

The Board administers its risk oversight responsibilities through the CEO and the CFO, who, together with management representatives of the relevant functional areas, review and assess our operations as well as operating management’s identification, assessment and mitigation of the material risks affecting our operations.

Code of Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to, among other persons, members of our Board, our officers including our CEO (being our principal executive officer) and our CFO (being our principal financial and accounting officer) and our employees.

Our Code of Business Conduct and Ethics is posted on the “Investors & ESG - Governance” section of our website at www.pluri-biotech.com. The information on our website is not incorporated by reference into this Definitive Proxy. We intend to satisfy the disclosure requirements under Item 5.05 of Current Report on Form 8-K regarding amendments to, or waivers from, a provision of our Code of Business Conduct and Ethics by posting such information on the website at the address specified above.

Insider Trading Policy

We have adopted an insider trading policy governing the purchase, sale and other transactions in our securities that applies to our directors, officers, employees, consultants, contractors and other related persons of the Company and its Subsidiaries, including family members, members of their household, as well as the Company itself.

The insider trading policy prohibits the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of material nonpublic information in securities trading. Specifically, the insider trading policy prohibits (i) engagement in any transaction involving the purchase or sale of the Company’s securities during certain periods while holding material nonpublic information; and (ii) tipping of any material nonpublic information where such information may be used for profit by trading in the Company’s securities. Pursuant to the insider trading policy, nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

The Company believes that the insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company.

A copy of our insider trading policy is filed as Exhibit 19.1 to the Company’s Annual Report Form 10-K for Fiscal Year 2025.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our Common Shares, to file reports regarding ownership of, and transactions in, our securities with the SEC and to provide us with copies of those filings.

We have reviewed all forms provided to us or filed with the SEC and based on that review, we believe that all Section 16(a) filings during Fiscal Year 2025 were filed on a timely basis and that all directors, executive officers and 10% beneficial owners have fully complied with such requirements during the past fiscal year, other than a Form 3 filed by Alexandre Weinstein on February 18, 2025, and a Form 4 filed by Alexandre Weinstein and Chutzpah Holdings Ltd., as joint filers on July 1, 2025.

COMMUNICATING WITH OUR BOARD

Our Board will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. Mr. Ajchenbaum, one of our independent directors, and the Chairman of our Audit Committee, with the assistance of our Corporate Secretary, internal investor relations team and external counsels, are primarily responsible for monitoring communications from our shareholders and for providing copies or summaries to the other directors as deemed appropriate. Communications are forwarded to all directors if they relate to substantive matters and include suggestions or comments that Mr. Ajchenbaum considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Shareholders who wish to send communications on any topic to our Board should address such communications to: Pluri Inc., c/o Corporate Secretary, MATAM Advanced Technology Park Building No. 5, Haifa, Israel, 3508409.

ATTENDANCE AT SPECIAL AND ANNUAL SHAREHOLDER MEETINGS

We encourage our directors to attend our special and annual shareholders meetings. Mr. Aberman, our former Chairman, attended our last annual shareholder meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation owed to our CEO and our CFO, or our named executive officers, for the fiscal years ended June 30, 2025, and 2024. We do not currently have any other executive officers.

Name and Principal Position	Fiscal Year(3)	Salary ($)(4)		Non-Equity Plan Compensation ($)		Bonus ($)		Share-based Awards ($)(7)		All Other Compensation ($)		Total ($)
Yaky Yanay	2025	441,816	(6)	81,500	(8)			944,341	(11)	35,101	(12)	1,502,758
CEO	2024	281,693	(5)(6)	23,976	(8)			399,000	(5)	36,810	(12)	741,479

Liat Zalts(1)	2025	194,637		-				381,321		13,722	(13)	589,680
CFO & Treasurer

Chen Franco-Yehuda(2)	2025	231,355		10,861	(9)	25,794	(10)	43,748	(11)	15,126	(14)	326,883
Former CFO	2024	257,309	(6)	7,992	(9)			202,350		24,715	(14)	492,366

(1)	Ms. Zalts serves as the Company’s CFO and Treasurer, effective from October 2024. The compensation reflects amounts received during the entire fiscal year.

(2)

Ms. Franco-Yehuda served as the Company’s CFO until September 30, 2024, and her term of employment ended on March 31, 2025. On February 11, 2025, the Board approved an acceleration of 50% of the then-unvested share award, equal to 11,094 restricted stock units, or RSUs, in accordance with Ms. Franco-Yehuda’s employment agreement.

(3)	The information is provided for each fiscal year, which begins on July 1 and ends on June 30.
(4)	Amounts paid for Salary which were originally denominated in New Israeli Shekel, or NIS, were translated into U.S. dollars at the then current exchange rate for each payment. The salaries of the CEO, the CFO and Ms. Franco-Yehuda, or the former CFO, are comprised of base salaries and additional payments and provisions such as welfare benefits, paid time-off, life and disability insurance and other customary or mandatory social benefits to employees in Israel.

(5)	On December 14, 2022, the CEO agreed to forgo, commencing on January 1, 2023, $375,000 of his annual cash salary for a period of twelve months in exchange for equity awards, granted under the Company’s existing equity compensation plans. In connection therewith, the Company granted to the CEO (i) 41,853 RSUs, vesting ratably each month, and (ii) options to purchase 41,853 Common Shares, vesting ratably each month, with a three-year term, at an exercise price of $8.96 per share. In addition, the Board approved a grant of options to the CEO to purchase an aggregate of 187,500 Common Shares, with a three-year term as follows: (i) 62,500 options at an exercise price of $12.48 per share, (ii) 62,500 options at an exercise price of $16.64 per share, and (iii) 62,500 options at an exercise price of $20.8 per share, in each case vesting 50% on June 30, 2023 and 50% on December 31, 2023. All options were granted in January 2023 and expire on April 27, 2026.

(6)	In December 2023, due to the ongoing armed conflict in Israel and the resulting uncertainty regarding its duration and potential impact on the Company’s operations and financial condition, the Board, acting according to management’s recommendation, approved: (i) a 20% reduction in the monthly cash salary of the CEO, in the amount of NIS 39,600 , for the months of January 2024 and February 2024, and (ii) a 20% reduction in the monthly cash salary of the former CFO, in the amount of NIS 39,000, for the months of December 2023, January 2024 and February 2024. In July 2025, the CEO elected to forgo 25% of his monthly cash salary for a period of six months commencing July 2025.

(7)	The fair value recognized for the share-based awards was determined as of the grant date in accordance with Accounting Standards Codification, or ASC, 718. The assumptions used in the calculations for these amounts for Fiscal Year 2025 are included in Note 11 to our audited consolidated financial statements for Fiscal Year 2025 and for the fiscal year ended June 30, 2024, or Fiscal Year 2024, respectively, included elsewhere in our Annual Report on Form 10-K for Fiscal Year 2025.

(8)	For the CEO, we accrued bonuses during Fiscal Years 2025 and 2024 of $81,500 and $23,976, respectively, for certain target bonuses as a result of the achievement of certain milestones that were defined by the Compensation Committee and for certain performance-based bonuses as defined in his employment agreement. On September 18, 2024, the Board approved a bonus payment of $31,500 to the CEO. Such bonus was paid in October 2024.

(9)

For the former CFO, we accrued bonuses during Fiscal Years 2025 and 2024 of $10,861 and $7,992, respectively, for certain performance-based bonuses as defined in her employment agreement. On September 18, 2024, the Board approved a bonus payment of $11,056 to the former CFO in accordance with her employment agreements. Such bonus was paid in October 2024. The remaining balance of the bonus that was due to the former CFO in the amount of $7,797, was paid in February and March 2025.

(10)	On September 18, 2024, the Board approved a one-time bonus payment of $25,794 to the former CFO. Such bonus was paid in October 2024.

(11)	On September 18, 2024, the Board also approved a special bonus of $131,250 for the CEO and a bonus payment of $43,750 for the former CFO, which were paid in Common Shares in September 2024. Accordingly, the Board resolved that the issuance of shares to the CEO and to the former CFO will be made under the Company’s 2019 Equity Compensation Plan, or the 2019 Plan.

(12)	Includes costs in connection with the CEO’s car and mobile phone expenses for Fiscal Years 2025 and 2024. We have also paid the tax associated with the CEO’s company car benefit, which is grossed up and is part of the amount in the “Salary” column.

(13)	Includes costs in connection with the CFO’s company car or car expenses reimbursement and mobile phone expenses for Fiscal Year 2025.

(14)	Includes costs in connection with the former CFO company car or car expenses reimbursement and mobile phone expenses for Fiscal Years 2025 and 2024.

Employment Agreements

During Fiscal Year 2025, and subsequently, we had the following written agreements and other arrangements concerning compensation with our named executive officers:

(a)	Effective January 1, 2021, the CEO’s monthly salary is NIS 99,000, approximately $30,000 per month. The CEO is also provided with a cellular phone and a company car (including gross-up for taxes associated with company car benefit) pursuant to the terms of his agreement. The CEO is also entitled to a performance-based bonus of 1.5% of amounts received by the Company from non-diluting funding and strategic deals and a target bonus equal to up to seven times his monthly salary subject to milestones and performance targets that are set by our Compensation Committee. The Board may also grant the CEO a discretionary bonus of up to three months’ salary.

(b)	Effective January 1, 2021, the former CFO’s monthly salary was NIS 65,000. The former CFO also received cellular phone expense reimbursements and was entitled to either car expense reimbursements or a company car, pursuant to the terms of the applicable employment agreement. Furthermore, the former CFO was entitled to a performance-based bonus of 0.5% of amounts received by the Company from non-diluting funding and strategic deals and a target bonus equal to up to five and a half times the former CFO’s monthly salary, subject to milestones and performance targets set by the Company’s Compensation Committee. The Board could have also granted the former CFO a discretionary bonus of up to three months’ salary. The former CFO served in such role until September 30, 2024, and her employment terminated on March 31, 2025. On February 11, 2025, the Board approved an acceleration of 50% of the then-unvested share award, equal to 11,094 RSUs, in accordance with the applicable employment agreement.

(c)	On September 18, 2024, the Company entered into an employment agreement and a standard indemnification agreement with the Company’s CFO and Treasurer, effective as of October 1, 2024. Effective October 1, 2024, the CFO received a monthly salary of NIS 48,000. On October 15, 2025, the Company and the CFO entered into an amended and restated employment agreement, pursuant to which, effective October 1, 2025, the CFO receives a monthly salary of NIS 55,000. Furthermore, the CFO is also entitled to a performance-based bonus of 0.5% of amounts received by the Company from non-diluting funding and strategic deals and a target bonus equal to up to five and a half times the CFO’s monthly salary, subject to milestones and performance targets as set by the Company’s Compensation Committee. The Board can also grant the CFO a discretionary bonus of up to three months’ salary. The CFO is also entitled to reimbursement for cellular phone expenses and either reimbursement of car expenses or the provision of a company car, in accordance with the terms of the applicable agreement. The CFO was granted 15,000 RSUs with a three-year vesting period (50% vesting quarterly during the first year from the date of grant, 25% vesting quarterly during the second year from the date of grant and 25% vesting quarterly during the third year from the date of grant). The agreement also provides for acceleration of unvested awards upon certain terminations or a Change of Control (as defined in the agreement). Except as otherwise set forth herein, there is no arrangement or understanding between the CFO and any other person pursuant to which such officer was appointed, and there are no transactions in which such officer has an interest requiring disclosure under Item 404(a) of Regulation S-K.

(d)	On September 18, 2024, the Board approved a bonus payment of $31,500 to the CEO and a bonus payment of $36,850 to the former CFO in accordance with their respective employment agreements as a one-time bonus, which were paid in October 2024. In addition, the Board also approved a special bonus of $131,250 to the CEO and a bonus payment of $43,750 to the former CFO, which were paid in September 2024 in fully vested RSUs under the Company’s 2019 Plan.

(e)	On October 15, 2025, the Board approved a grant of equity awards to our CEO, in recognition of the achievement of certain performance objectives and other accomplishments during Fiscal Year 2025. The approved equity awards consist of (i) 39,050 RSUs fully vested, and (ii) options to purchase 39,050 Common Shares of the Company, fully vested and exercisable for a period of three years at an exercise price of $5.00 per share. As the compensation related to the achieved performance objectives for Fiscal Year 2025 was paid in the form of share-based awards in lieu of cash, the provision previously recorded in the amount of approximately $41,000, was reversed.

(f)	In July 2025, the CEO elected to forgo 25% of his monthly cash salary for a period of six months commencing in July 2025.

(g)	On December 4, 2025, in order to ensure the Company’s financial stability, the Board approved, at the recommendation of the Company’s management, (i) a 30% reduction in the monthly cash salary of the CFO, applicable to January 2026 and February 2026, corresponding to an aggregate reduction amount of NIS 59,400, (ii) a 20% reduction in the monthly cash salary of the CFO, applicable to December 2025, January 2026 and February 2026, corresponding to an aggregate reduction amount of NIS 33,000, and (iii) a 20% monthly reduction in director fees, applicable to the months of December 2025 through February 2026. On December 4, 2025, the Board approved a grant of 10,248 RSUs, in aggregate, to the CEO and CFO, in lieu of cash compensation under the Company’s 2019 Equity Compensation Plan, with all RSUs vesting in equal monthly installments over three months. These grants were made to support the Company’s cost-management initiatives and to align leadership incentives with long-term performance objectives.

Potential Payments Upon Termination or Change-in-Control

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change-in-control) or a change of responsibilities following a change-in-control, except for the following: (i) in the event of termination of the CEO’s employment, he is entitled to a severance payment, under Israeli law, that equals a month’s compensation for each twelve-month period of employment or otherwise providing services to the Company, and an additional adjustment fee that equals the monthly base salary multiplied by six, plus the number of years the employment agreement is in force from September 12, 2018, but in any event no more than nine months in the aggregate; and (ii) in the event of termination of the CFO’s employment, she is entitled to a severance payment, under Section 14 of the Israeli Severance Pay Law, 1963, or the Severance Pay Law, and an additional adjustment fee that equals the monthly base salary multiplied by three, and increasing by two weeks per employment year from June 30, 2026, capped at six months.

 In addition, the CEO and the CFO are entitled to acceleration of the vesting of their options and RSUs in the following circumstances: (1) if we terminate their employment for a reason other than cause (as may be defined in each respective agreement), they will be entitled to acceleration of 100% of any unvested awards and (2) if they resign, they will be entitled to acceleration of 50% of any unvested award, subject to the approval of the Board. In addition, the CEO and the CFO are also entitled to acceleration of 100% of any unvested award in case of our change in control as defined in their respective employment agreements.

The following table sets forth the value of the benefits that would have been payable to our CEO and CFO upon termination of their employment or a change in control, assuming such event occurred on June 30, 2025:

Officer	Salary		Accelerated Vesting of RSUs(1)		Total

Yaky Yanay
Terminated due to officer resignation	$765,287	(5)	$488,669	(2)	$1,253,956
Terminated due to discharge of officer	$765,287	(5)	$977,338	(3)	$1,742,625
Change in control	$765,287	(5)	$977,338	(4)	$1,742,625

Liat Zalts
Terminated due to officer resignation	-	(6)	$176,915	(2)	$179,915
Terminated due to discharge of officer	-	(6)	$353,831	(3)	$353,831
Change in control	$59,154	(6)	$353,831	(4)	$412,985

(1)	Value shown represents the difference between the closing market price of our Common Shares on June 30, 2025, of $4.95 per share and the applicable exercise price of each grant.

(2)	Up to 50% of all unvested RSUs issued under the applicable equity incentive plans vest upon resignation under the terms of those plans, subject to the approval of the Board at its sole discretion.

(3)	All unvested RSUs issued under the applicable equity incentive plans vest upon an involuntary termination due to discharge, except for cause.

(4)	All unvested RSUs issued under the applicable equity incentive plans vest upon a change in control under the terms of those plans.

(5)	Pursuant to his employment agreement, in case of termination or change of control, the CEO is entitled to adjustment fees of $381,000 (nine (9) months salaries including provisions such as welfare benefits, paid time-off, life and disability insurance and other customary or mandatory social benefits to employees in Israel). In addition, as of June 30, 2025, the CEO is eligible to receive severance payments of $384,000, out of which $399,000 has been accrued in his severance fund. Therefore, we will not need to pay the difference between the CEO’s eligibility to receive severance payment and the value of the fund.

(6)	Pursuant to the applicable employment agreement, in case of termination, the CFO is entitled to provisions such as welfare benefits, paid time-off, life and disability insurance and other customary or mandatory social benefits to employees in Israel) and severance payments, according to Section 14 of the Severance Pay Law. In addition, in the event of change of control, the CFO is entitled to adjustment fees of $59,000 (three (3) months salaries).

Pension, Retirement or Similar Benefit Plans

We have no arrangements or plans, except for those we are obligated to maintain pursuant to the Israeli law, under which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive share options, RSUs or restricted shares at the discretion of our Board in the future.

Outstanding Equity Awards at the End of Fiscal Year 2025

The following table presents the outstanding equity awards held as of June 30, 2025, by our named executive officers, all of which have been issued pursuant to the 2019 Plan and the Amended and Restated 2016 Equity Compensation Plan, or the 2016 Plan:

Number of Securities Underlying Unexercised
	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares that have not vested (#)		Market value of shares that have not vested ($)
Yaky Yanay	3,488	-	8.96	31/01/2026	-		-
	3,488	-	8.96	18/02/2026	-		-
	3,488	-	8.96	31/03/2026	-		-
	3,488	-	8.96	25/04/2026	-		-
	3,488	-	8.96	31/05/2026	-		-
	3,488	-	8.96	30/06/2026	-		-
	3,488	-	8.96	31/07/2026	-		-
	3,488	-	8.96	31/08/2026	-		-
	3,488	-	8.96	30/09/2026	-		-
	3,488	-	8.96	31/10/2026	-		-
	3,488	-	8.96	30/11/2026	-		-
	3,489	-	8.96	31/12/2026	-		-
	31,250	-	12.48	30/06/2026	-		-
	31,250	-	12.48	31/12/2026	-		-
	31,250	-	16.64	30/06/2026	-		-
	31,250	-	16.64	31/12/2026	-		-
	31,250	-	20.8	30/06/2026	-		-
	31,250	-	20.8	31/12/2026	-		-
	-	-	-	-	38,279	(1)	$189,481
	-	-	-	-	159,163	(2)	$787,857
Liat Zalts	-	-	-	-	2,731	(3)	$13,519
	-	-	-	-	9,375	(4)	$46,406
	-	-	-	-	59,375	(5)	$293,906

(1)	38,279 RSUs vest in seven equal installments of 5,469, commencing on July 23, 2025, and every three months thereafter.

(2)	159,163 RSUs vest as follows: (a) 68,211 RSUs vest in three equal installments of 22,737 commencing on August 28, 2025, and every three months thereafter; and (b) 90,952 RSUs vest in eight equal installments of 11,369 commencing on May 25, 2026, and every three months thereafter.

(3)	2,731 RSUs vest as follows: (a) 2,346 RSUs vest in six equal installments of 391 commencing on July 18, 2025, and every three months thereafter; and (b) one installment of 385 on January 18, 2027.

(4)	9,375 RSUs vest as follows: (a) one installment of 1,875 RSUs on September 18, 2025; (b) 6,566 RSUs vest in seven equal installments of 938 RSUs commencing on December 18, 2025, and every three months thereafter; and (c) one installment of 934 RSUs on September 18, 2027.

(5)	59,375 RSUs vest as follows: (a) 25,446 RSUs vest in three equal installments of 8,482 commencing on August 28, 2025, and every three months thereafter; and (b) 33,929 RSUs vest in eight equal installments of 4,241 commencing on May 25, 2026, and every three months thereafter.

Long-Term Incentive Plans-Awards in Last Fiscal Year

We have no long-term incentive plans, other than the 2016 Plan and the 2019 Plan.

Pay Versus Performance Table

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our CEO and our CFO and certain financial performance of the Company for each of the Fiscal Year 2025, Fiscal Year 2024 and the fiscal year ended June 30, 2023, or Fiscal Year 2023.

Fiscal Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO (1)	Summary Compensation Table Total for CFO	Compensation Actually Paid to CFO (1)	Summary Compensation Table Total for Former CFO	Compensation Actually Paid to Former CFO (1)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Loss
2025	$1,502,758	$577,087	$589,680	$228,616	$326,883	$188,185	$(489)	$23,250,000
2024	$741,479	$306,677	-	-	$492,366	$337,490	$(406)	$21,344,000
2023	$2,628,215	$(237,997)	-	-	$375,239	$353,926	$(344)	$28,887,000

(1)	The amounts represent compensation paid to the CEO, the CFO and Treasurer, and to the former CFO. See “Executive Compensation – Summary Compensation Table” for certain other compensation and awards granted to our CEO, our CFO, and our former CFO for each of the Fiscal Years 2025, 2024 and 2023.

Compensation actually paid to our CEO represents the total compensation reported in the Summary Compensation Table for the applicable fiscal year, adjusted as follows:

Adjustments to Determine Compensation “Actually Paid” to our CEO	2025	2024	2023
Total Compensation in the Summary Compensation Table	$1,502,758	$741,479	$2,628,215
Deduction for Amounts Reported under the “Share-Based Awards” Column in the Summary Compensation Table	(944,341)	(399,000)	(2,169,642)
Increase for Fair Value of Awards Granted During Fiscal Year that Remain Unvested as of Year End, Determined as of Applicable Fiscal Year End	75,602	93,467	(209,050)
Increase for Fair Value of Awards Granted During Fiscal Year that Vested during Applicable Fiscal Year, Determined as of Vesting Date(1)	591	4,931	(165,957)
Increase/deduction for Awards Granted During Prior Fiscal Year, with market condition for vesting, that were Outstanding and Unvested as of Applicable Fiscal Year End	-	-	(215,000)
Increase/deduction for Awards Granted During Prior Fiscal Year that were Outstanding and Unvested as of Applicable Fiscal Year End	(31,772)	(2,485)	(67,188)
Increase/deduction for Awards Granted During Prior Fiscal Year that Vested During Applicable Fiscal Year	(25,751)	(131,715)	(39,375)
Total Adjustments	(925,671)	(434,802)	(2,866,212)
Compensation Actually Paid to the CEO	$577,087	$306,677	$(237,997)

Compensation actually paid to our CFO represents the total compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

Adjustments to Determine Compensation “Actually Paid” to our CFO	2025	2024	2023
Total Compensation in the Summary Compensation Table	$589,680	-	-
Deduction for Amounts Reported under the “Share-based Awards” Column in the Summary Compensation Table	(381,321)	-	-
Increase for Fair Value of Awards Granted During Fiscal Year that Remain Unvested as of Year End, Determined as of Applicable Fiscal Year End	25,902	-	-
Increase for Fair Value of Awards Granted During Fiscal Year that Vested during Applicable Fiscal Year, Determined as of Vesting Date(2)	(567)	-	-
Increase/deduction for Awards Granted During Prior Fiscal Year that were Outstanding and Unvested as of Applicable Fiscal Year End	(2,267)	-	-
Increase/deduction for Awards Granted During Prior Fiscal Year that Vested During Applicable Fiscal Year	(2,811)	-	-
Total Adjustments	(361,064)	-	-
Compensation Actually Paid to our CFO	$228,616	-	-

Compensation actually paid to our former CFO represents the total compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

Adjustments to Determine Compensation “Actually Paid” to our Former CFO	2025	2024	2023
Total Compensation in the Summary Compensation Table	$326,883	$492,366	$375,239
Deduction for Amounts Reported under the “Share-based Awards” Column in the Summary Compensation Table	(43,748)	(202,350)	-
Increase for Fair Value of Awards Granted During Fiscal Year that Remain Unvested as of Year End, Determined as of Applicable Fiscal Year End	-	47,401	-
Increase for Fair Value of Awards Granted During Fiscal Year that Vested during Applicable Fiscal Year, Determined as of Vesting Date(2)	-	2,501	-
Increase/deduction for Awards Granted During Prior Fiscal Year that were Outstanding and Unvested as of Applicable Fiscal Year End	-	(497)	(13,438)
Increase/deduction for Awards Granted During Prior Fiscal Year that Vested During Applicable Fiscal Year	(30,832)	(1,931)	(7,875)
Deduction of Awards Granted During Prior Fiscal Year that were Forfeited During Applicable Fiscal Year	(64,118)	-	-
Total Adjustments	(138,698)	(154,876)	(21,313)
Compensation Actually Paid to our Former CFO	$188,185	$337,490	$353,926

Relationship Between Financial Performance Measures

The relationship between the compensation actually paid to our CEO, the compensation actually paid to our CFO, and the compensation actually paid to our former CFO, with (i) our cumulative total shareholder return, or TSR, and (ii) our net loss, in each case, for the fiscal years ended June 30, 2025. 2024 and 2023 is described as follows:

From 2024 to 2025 and from 2023 to 2024, the compensation actually paid to our CEO increased from $306,677 to $577,087 and from $(237,997) to $306,677, respectively. On December 14, 2022, the CEO agreed to forgo, commencing on January 1, 2023, $375,000 of his annual cash salary for the next twelve months in exchange for equity grants, issuable under our existing equity compensation plans. In connection therewith, the CEO was granted (i) 41,853 RSUs, vesting ratably each month, and (ii) options to purchase 41,853 Common Shares, vesting ratably each month, with a term of three years, at an exercise price of $1.12 per share. In addition, the Board approved a grant of options to the CEO to purchase an aggregate of 187,500 Common Shares, with a term of three years, as follows: (i) options to purchase up to 62,500 Common Shares at an exercise price of $12.48 per share, (ii) options to purchase up to 62,500 Common Shares at an exercise price of $16.64 per share, and (iii) options to purchase up to 62,500 Common Shares at an exercise price of $20.80 per share, in each case, vesting 50% vesting on June 30, 2023 and 50% on December 31, 2023. All options were granted in January 2023 and expire on April 27, 2026. On January 23, 2024, the Board approved a grant to the CEO of 87,500 RSUs with a three-year vesting period (50% vesting quarterly during the first year from the date of grant, 25% vesting quarterly during the second year from the date of grant and 25% vesting quarterly during the third year from the date of grant). On February 25, 2025, the CEO was granted 181,900 RSUs with a three-year vesting period (50% vesting quarterly during the first year from the date of grant, 25% vesting quarterly during the second year from the date of grant and 25% vesting quarterly during the third year from the date of grant).

Effective January 1, 2021, the CEO’s monthly salary is NIS 99,000. The CEO is provided with a cellular phone and a company car pursuant to the terms of the applicable employment agreement. Furthermore, the CEO is entitled to (i) a performance-based bonus of 1.5% of sums received by the Company during the term of his employment, for certain corporate non-diluting funding, or other significant corporate transactions, (ii) a performance bonus in a gross amount of up to seven (7) times his monthly salary, subject to meeting certain milestones, which are determined annually by the Company’s Compensation Committee and/or the Board, and (iii) up to three (3) times his monthly salary, at the discretion of Board, for extraordinary performance or achievements. On November 13, 2023, the Compensation Committee approved a bonus payment of $84,000, which was paid to the CEO in March 2024, based on his achievement of 45% of his then-applicable performance goals. In December 2023, due to the ongoing armed conflict in Israel and the resulting uncertainty regarding its duration and potential impact on the Company’s operations and financial condition, the Board, acting according to management’s recommendation, approved a 20% reduction in the monthly salary of the CEO, applicable for the months of January and February 2024, corresponding to an aggregate reduction amount of NIS 39,600. On September 18, 2024, the Board approved a bonus payment of $31,500 to the CEO in accordance with the applicable employment agreement, which was paid in October 2024. In addition, the Board also approved a special bonus of $131,250 for the CEO, which was paid in 25,240 Common Shares in September 2024. In July 2025, the CEO elected to forgo 25% of his monthly cash salary for a period of six months commencing July 2025. On December 4, 2025, the Board approved, at the recommendation of the Company’s management, a 30% reduction in the monthly salary of the CEO, applicable to months of January 2026 and February 2026, corresponding to an aggregate reduction amount of NIS 59,400. The Board approved a grant of 6,588 RSUs to the CEO, under the 2019 Plan, in lieu of such reduction in cash compensation, with such RSUs vesting in equal monthly installments over three months. The grant was made to support the Company’s cost-management initiatives and to align leadership incentives with long-term performance objectives.

For 2025, the compensation actually paid to the CFO, was $228,616. On September 18, 2024, the Company entered into an employment agreement and a standard indemnification agreement with the Company’s CFO and Treasurer, effective as of October 1, 2024. Effective October 1, 2024, the CFO received a monthly salary of NIS 48,000. On October 15, 2025, the Company and the CFO entered into an amended and restated employment agreement, pursuant to which, effective October 1, 2025, the CFO’s monthly salary is NIS 55,000. Pursuant to the terms of her employment agreement, the CFO is also entitled to cellular phone and car expense reimbursements. Furthermore, the CFO is entitled to (i) a performance-based bonus of 0.5% of sums received by the Company during the term of her employment, for certain corporate non-diluting funding, or other significant corporate transactions, (ii) a performance bonus in a gross amount of up to five and a half (5.5) times her base salary subject to meeting milestones determined annually by the Company’s Compensation Committee and/or the Board, and (iii) up to three (3) times her base salary, at the discretion of Board, for extraordinary performance or achievements. On September 18, 2024, the CFO was granted 15,000 RSUs with a three-year vesting period (50% vesting quarterly during the first year from the date of grant, 25% vesting quarterly during the second year from the date of grant and the remaining 25% vesting quarterly during the third year from the date of grant). On February 25, 2025, the CFO was granted 67,857 RSUs with a three-year vesting period (50% vesting quarterly during the first year from the date of grant, 25% vesting quarterly during the second year from the date of grant and 25% vesting quarterly during the third year from the date of grant). On December 4, 2025, in order to ensure the Company’s financial stability, the Board approved, at the recommendation of the Company’s management, a 20% reduction in the monthly salary of the CFO, applicable to months of December 2025, January 2026 and February 2026, corresponding to an aggregate reduction amount of NIS 33,000. The Board approved a grant of 3,660 RSUs to the CFO, under the 2019 Plan, in lieu of such reduction of cash compensation, with such RSUs vesting in equal monthly installments over three months. The grant was made to support the Company’s cost-management initiatives and to align leadership incentives with long-term performance objectives.

From 2024 to 2025 and from 2023 to 2024, the compensation actually paid to our former CFO decreased from $337,490 to $188,185 and decreased from $353,926 to $337,490, respectively. On January 23, 2024, the Board approved a grant to the former CFO of 44,375 RSUs with a three-year vesting period (out of which 33,282 RSUs vested and the remaining 11,093 unvested RSUs expired on March 31, 2025). Commencing on January 1, 2021, the monthly salary of the former CFO was NIS 65,000. The former CFO also received cellular phone expense reimbursements and was entitled to either car expense reimbursements or company car pursuant to the terms of her employment agreement. Furthermore, the former CFO was entitled to (i) a performance-based bonus of 0.5% of sums received by the Company during the term of her employment, for certain corporate non-diluting funding, or other significant corporate transactions, (ii) a performance bonus in a gross amount of up to five and a half (5.5) times her base salary subject to meeting certain milestones determined annually by the Company’s Compensation Committee and/or the Board, and (iii) up to three (3) times her base salary, at the discretion of the Board, for extraordinary performance or achievements. On November 13, 2023, the Compensation Committee approved a bonus payment of $43,000 to the former CFO, based on achievement of 45% of her then-applicable performance goals, which was paid in March 2024. In December 2023, due the ongoing armed conflict in Israel and the resulting uncertainty regarding its duration and impact on the Company’s operations and financial condition, the Board, acting according to management’s recommendation, approved a 20% reduction in the monthly cash salary of the former CFO, applicable for the months of December 2023 through February 2024, corresponding to an aggregate reduction amount of NIS 39,000. On September 18, 2024, the Board approved a bonus payment of $36,850 to the former CFO in accordance with the applicable employment agreement, which was paid in October 2024. The Board also approved a special bonus of $43,750 to the former CFO, which was paid in 8,413 Common Shares in September 2024. In addition, in connection with the termination of employment of the former CFO, and pursuant to the terms of the applicable employment agreement, on February 11, 2025, the Board approved an acceleration of 50% of the then-unvested share award, equal to 11,094 RSUs. The former CFO served as the Company’s CFO until September 30, 2024, and her term of employment ended on March 31, 2025.

From 2024 to 2025 and from 2023 to 2024, the Company’s TSR changed from $(62) to $(83) and from $(344) to $(62), respectively. Our cumulative TSR for the two-years period ended June 30, 2024, and June 30, 2025, was $(406) and $(489), respectively. From 2023 to 2024, our net loss decreased by 26%, from approximately $28,887,000 to $21,344,000 mainly due to completion and termination of clinical studies activities that resulted in a decrease in research and development expenses, net, a decrease in general and administrative expenses, mainly attributed to decrease in share-based compensation expenses and a decrease in salaries and related expenses and an increase in financial income. From 2024 to 2025, our net loss increased by 9%, from approximately $21,344,000 to $23,250,000, mainly due to an increase in general and administrative expenses, primarily driven by increase in salaries and related expenses and increased share-based compensation, as well as higher financial expenses and cost of revenues, partially offset by an increase in revenues.

Director Compensation

The following table provides information regarding compensation earned by, awarded or paid to each person for serving as a director who is not an executive officer during Fiscal Year 2025:

Name(4)	Fees Earned or Paid in Cash ($)(2)	Stock-based Awards ($)(3)	Total ($)
Alexandre Weinstein	17,500	45,818	63,318
Doron Birger (1)	48,984	52,232	101,216
Maital Shemesh-Rasmussen	44,000	49,943	93,943
Rami Levi	44,000	49,943	93,943
Zami Aberman(5)	129,003	64,145	193,148

(1)	Mr. Birger served as a director until June 30, 2025, when he was not re-elected as a director at the 2025 Annual Meeting.

(2)	Excluding VAT.

(3)	The fair value recognized for the share-based awards was determined as of the grant date in accordance with ASC 718.

(4)	Mr. Ajchenbaum was appointed as a director in September 2025 and therefore did not receive compensation in Fiscal Year 2025.

(5)	Mr. Aberman was appointed by the Board as Vice Chairman of the Board on December 4, 2025, and in connection therewith, his consultancy agreement with the Company terminated effective January 4, 2026. Pursuant to the terms of his consultancy agreement, all then-outstanding equity grants were accelerated to the date of termination of the agreement. Following the termination of the consultancy agreement, Mr. Aberman is entitled to receive compensation in accordance with the Company’s Directors Compensation policy.

As of June 30, 2025, we have outstanding grants to our non-executive directors aggregating 208,743 RSUs of which 161,148 were exercisable or vested, as the case may be, as follows:

Name(3)	Total of options and RSUs granted and outstanding	Total unvested RSUs
Zami Aberman(1)	142,556	14,964
Doron Birger(2)	19,178	-
Alexandre Weinstein	10,250	8,969
Rami Levi	18,314	11,804
Maital Shemesh-Rasmussen	18,445	11,858
Total	208,743	47,595

(1)	On December 4, 2025, Mr. Aberman was appointed by the Board as Vice Chairman of the Board. In connection therewith, Mr. Aberman’s consultancy agreement with the Company terminated effective January 4, 2026, and his outstanding equity grants accelerated to the date of the agreement termination.

(2)	Since Mr. Birger was not re-elected as a director at the Company’s 2025 Annual Meeting, 100% of his unvested awards as of June 30, 2025, were accelerated.

(3)	Mr. Ajchenbaum was appointed as a director in September 2025 and therefore did not receive any equity grants in Fiscal Year 2025.

For all directors, the vesting of directors’ share options, RSUs and RS accelerate in the following circumstances: (1) if the director is not re-nominated to serve on the Board or the director is not re-elected by stockholders at a special or annual meeting, this will result in the acceleration of 100% of any unvested award, and (2) the voluntary resignation of a director will result in the acceleration of up to 50% of any unvested award subject to Board approval. In addition, a change in control will result in the acceleration of 100% of any unvested award of our directors.

Mr. Aberman served as Chairman of the Board until December 4, 2025. On January 1, 2023, the Company entered into a consulting agreement with Mr. Aberman, pursuant to which Mr. Aberman was entitled to an annual gross amount of $116,000 plus VAT, as applicable in Israel, payable on a monthly basis. Mr. Aberman was also entitled, subject to the Board’s discretion, to a special bonus payment of up to $75,000 for extraordinary performance, or special efforts devoted on behalf of the Company. In addition, the Board or the Compensation Committee may decide to grant Mr. Aberman with other bonuses. Mr. Aberman’s consulting agreement also included entitlement to a monthly car expenses reimbursement of NIS 4,000. On December 4, 2025, Mr. Aberman was appointed by the Board as Vice Chairman of the Board. In connection therewith, Mr. Aberman’s consultancy agreement with the Company terminated effective January 4, 2026, and his then-outstanding equity grants accelerated to the date of the agreement termination, in accordance with the terms of the consultancy agreement. Following the termination of his consultancy agreement, Mr. Aberman is entitled to compensation in accordance with the Company’s Directors Compensation policy. Mr. Aberman will not stand for re-election at the Meeting and therefore his term of office as a director will end on the date of the Meeting.

Other than as described above, we have no present formal plan for compensating our directors for their service in their capacity as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board as per policy approved by our Compensation Committee. The Board may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director.

Other than indicated above, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments during Fiscal Year 2025.

On December 4, 2025, in order to ensure the Company’s financial stability, the Board approved, at the recommendation of the Company’s management, a 20% reduction to the fees that are paid to the Company’s directors applicable to the months of December 2025 through February 2026. The Board also approved a grant of an aggregate of 2,885 RSUs to Board members in lieu of such cash compensation, under the Company’s 2019 Equity Compensation Plan, with all RSUs vesting in equal monthly installments over three months. These grants were made to support the Company’s cost-management initiatives and to align leadership incentives with long-term performance objectives.

REPORT OF THE AUDIT COMMITTEE

In the course of our oversight of the Company’s financial reporting process, we have: (1) reviewed and discussed the audited financial statements for Fiscal Year 2025 with management; (2) discussed with the Independent Auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or the PCAOB, and the SEC; (3) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the standards of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and have discussed with the independent accountant the independent accountant’s independence; (4) discussed with the independent registered public accounting firm its independence; and (5) considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence and concluded that it is compatible at this time.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report for the Fiscal Year 2025, for filing with the SEC.

By the Audit Committee of the Board of
Directors of Pluri Inc.

Eitan Ajchenbaum, Chairman
Maital Shemesh-Rasmussen Rami Levi

INFORMATION CONCERNING OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The fees for services provided by our independent registered public accounting firm to the Company in the last two fiscal years were as follows:

	Fiscal year ended June 30, 2025	Fiscal year ended June 30, 2024

Audit Fees	$130,511	$116,290

Audit-Related Fees	6,000	31,531

Tax Fees	-	-

All Other Fees	14,333	10,752

Total Fees	$150,844	$158,573

Audit Fees. These fees were comprised of (i) professional services rendered in connection with the audit of our consolidated financial statements for our Annual Report on Form 10-K, (ii) the review of our quarterly consolidated financial statements for our quarterly reports on Form 10-Q, and (iii) audit services provided in connection with other regulatory or statutory filings.

Audit-Related Fees. During the year ended June 30, 2025, these fees were comprised of fees related to due diligence services related to the Kokomodo Transaction (defined below). During the year ended June 30, 2024, these fees were comprised of fees related to the consents related to our Form S-3 filings, consents related to our Form S-8 filings and fees related to the annual comfort letter relating to an At-The-Market agreement we entered into in July 2020 with Jeffries LLC, which was terminated in September 2023.

All Other Fees. These fees were comprised of assistance in preparation of grant applications to the Israel Innovation Authority and other agencies.

SEC rules require that before the independent registered public accounting firm are engaged by us to render any auditing or permitted non-audit related service, the engagement be:

1.	pre-approved by our Audit Committee; or

2.	entered into pursuant to pre-approval policies and procedures established by the Audit Committee, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to management.

The Audit Committee pre-approves all services provided by our independent registered public accounting firm. All of the above services and fees were reviewed and approved by the Audit Committee before the services were rendered.

As of June 30, 2025, we have accrued approximately $40,000 for the annual audit fees for Fiscal Year 2025, which we expect to pay PricewaterhouseCoopers during fiscal year ending June 30, 2026.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Kokomodo Transaction

On March 13, 2025, we and our subsidiary, Pluri Biotech Ltd., or the Purchaser, entered into a share purchase agreement, or the Share Purchase Agreement, effective as of March 12, 2025, with Chutzpah Holdings Ltd., a company wholly owned by Mr. Weinstein, a director and Chairman of the Board, and Plantae Bioscience Ltd., or Plantae, a corporation controlled by Mr. Weinstein (collectively referred herein as the Seller). Pursuant to the Share Purchase Agreement, on April 28, 2025, the Seller sold to the Purchaser 400,000 ordinary shares and 175,000 preferred seed-1 shares, representing approximately 79% of the equity of Kokomodo Ltd., for an aggregate purchase price of $4.5 million, payable in 976,139 of our Common Shares. Pursuant to the Share Purchase Agreement, the Seller also transferred, assigned and conveyed in favor of the Purchaser a convertible loan, pursuant to an assignment and assumption agreement, reflecting a principal aggregate amount of $0.5 million (such transactions are referred to as the Kokomodo Transaction).

Except for the Kokomodo Transaction and the compensation arrangements described above, during Fiscal Year 2025, we did not participate in any transaction, and we are not currently participating in any proposed transaction, or series of transactions, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders, or any member of the immediate family of the foregoing persons had, or will have, a direct or indirect material interest.

SHAREHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who wish to submit proposals for inclusion in our proxy statement and form of proxy relating to our 2027 Annual Meeting, must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Rule 14a-8 requires that shareholder proposals be delivered to our principal executive offices not less than 120 calendar days before the date of the Company’s previous year’s proxy statement released to shareholders in connection with the previous year’s annual meeting. Accordingly, if you wish to submit a proposal to be considered for inclusion in the proxy statement for our 2027 Annual Meeting, you must advise our Secretary of such proposals in writing by January 4, 2027.

Shareholders who wish to present a proposal at our 2027 Annual Meeting of shareholders without inclusion of such proposal in our proxy materials, must advise our Secretary of such proposals in writing by March 20, 2027.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, to the best knowledge and belief of the Company, as of April 23, 2026 (unless provided herein otherwise), with respect to holdings of our Common Shares by (1) each person who, to our knowledge, is the beneficial owner of more than 5% of the total number of our Common Shares outstanding as of such date; (2) each of our directors; (3) each of our named executive officers; and (4) all of our directors and our executive officers as a group. The information in the following table is based on information furnished to the Company (including by the persons named in the table), Company records, or publicly available reports filed with the SEC (including Schedule 13G and Schedule 13D). The Company has not independently verified information contained in filings made by third parties with the SEC.

Unless otherwise indicated, the address of Directors and Named Executive Officers listed below is c/o Pluri Inc., MATAM Advanced Technology Park, Building No. 5, Haifa, Israel, 3508409.

Name of Beneficial Owner	Beneficial Number of Shares(1)		Percentage of Shares Beneficially Owned
Directors and Named Executive Officers
Alexandre Weinstein Chairman of the Board of Directors	3,837,000	(2)	35%

Zami Aberman Director	155,679	(3)	1.4%

Eitan Ajchenbaum Director	3,590	(4)	*

Rami Levi Director	13,212	(5)	*

Maital Shemesh-Rasmussen Director	13,371	(6)	*

Yaky Yanay CEO, President and Director	653,572	(7)	5.9%

Chen Franco-Yehuda Former CFO	-		-

Liat Zalts CFO & Treasurer	57,226	(8)	*

Directors and Executive Officers as a group (7 persons)	4,733,650	(9)	43.16%

5% Shareholders

Chutzpah Holdings LP	2,500,000	(10)	20.8%

Chutzpah Holdings Ltd.	2,018,014	(11)	18.6%

John A. Gunn	307,250	(12)	2.9%

Merchant Adventure Fund L.P.	1,324,730	(13)	12.3%

Plantae Bioscience Ltd.	452,702	(14)	4.2%

*	less than 1%

(1)

Based on 10,774,666 Common Shares issued and outstanding as of April 23, 2026. Except as otherwise indicated, we believe that the beneficial owners of the Common Shares listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

Shares subject to options, warrants or right to purchase or through the conversion of a security currently exercisable or convertible, or exercisable or convertible within 60 days, are reflected in the table above and are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	Includes: (i) 5,643 Common Shares and 641 RSUs which vest within 60 days, which are directly owned by Mr. Weinstein, (ii) 1,933,415 Common Shares and warrants to purchase up to 84,599 Common Shares, which are owned by Chutzpah Holdings Ltd., which Mr. Weinstein indirectly owns 100% of, and may be deemed to beneficially own securities owned by Chutzpah Holdings Ltd., (iii) 452,702 Common Shares which are owned by Plantae, which Mr. Weinstein indirectly owns approximately 77% of, and may be deemed to beneficially own securities owned by Plantae, and (iv) 1,250,000 Common Shares and warrants to purchase up to 110,000 Common Shares, owned by Chutzpah Holdings LP, a limited partnership beneficially owned by Mr. Weinstein. The warrants held by Chutzpah Holdings LP provide that Chutzpah Holdings LP may not exercise such warrants to the extent that after giving effect to such exercise, it would beneficially own more than 35% of the total issued and outstanding Common Shares of the Company (the “35% Blocker”). As a result of the 35% Blocker, 1,140,000 Common Shares underlying the warrants described above are not included in the number of Common Shares beneficially owned as shown in the table.

(3)	Includes 11,472 Common Shares which are owned by Rose Hitech Ltd., which Mr. Zami Aberman owns with his spouse.

(4)	Includes 1,461 RSUs which vest within 60 days.

(5)	Includes 698 RSUs which vest within 60 days.

(6)	Includes 698 RSUs which vest within 60 days.

(7)	Includes options to acquire 250,965 Common Shares and 11,369 RSUs which vest within 60 days and 836 Common Shares which are owned by Yaacov Yanay Management Ltd., of which Mr. Yaky Yanay owns 100%.

(8)	Includes 5,179 RSUs which vest within 60 days.

(9)	Includes options to acquire up to 250,965 Common Shares and warrants to purchase up to 194,599 Common Shares.

(10)	Chutzpah Holdings LP directly owns: (i) 1,250,000 Common Shares and (ii) warrants to purchase up to 1,250,000 Common Shares. The warrants held by Chutzpah Holdings LP provide that Chutzpah Holdings LP may not exercise such warrants to the extent that after giving effect to such exercise, it would hold more than 35% of the total issued and outstanding Common Shares of the Company. The address of the entity referenced in this footnote is Chutzpah Holdings LP, 337 Winston Road Oakville, Ontario (CA-ON), L6l 4w6 Canada.

(11)	Chutzpah Holdings Ltd. directly owns 1,933,415 Common Shares and warrants to purchase up to 84,599 Common Shares. The address of the entity referenced in this footnote is 4TH Floor, Liberation House, Castle Street St. Helier, Y9, JE1 4HH.

(12)	Based solely upon a Schedule 13G filed by Mr. John A. Gunn, with the SEC on February 14, 2024. The address of the individual referenced in this footnote is 1651 Waverley Street, Palo Alto, CA 94301.

(13)	Based on information provided to the Company in September 2025. Merchant Adventure Fund L.P., directly owns 1,324,730 Common Shares, not including warrants to purchase up to 45,553 Common Shares, which are subject to a blocker that prevents the holder from exercising such warrants to the extent that, upon such exercise, the holder would beneficially own in excess of 4.99% of the Common Shares outstanding. The address of the entity referenced in this footnote is Merchant Adventure Fund LP, 1620 Cowper Street, Palo Alto, CA 94301.

(14)	Plantae directly owns 452,702 Common Shares. The address of the entity referenced in this footnote is Plantae Bioscience Ltd., Lyfe B, 10th Floor, 5a HaYarkon Street., Bnei Brak, Israel 5120125.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the address shown on the first page of this proxy statement. If you want to receive separate copies of the annual report and any proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact us at Pluri Inc., Matam Advanced Technology Park Building No. 5, Haifa, Israel, 3508409 or by phone at 011-972-74-710-8600, or by email at info@pluri-biotech.com.

OTHER MATTERS

As of the date of this proxy statement, our management knows of no matter not specifically described above as to any action which is expected to be taken at the Meeting. The persons named in the enclosed proxy, or their substitutes, will vote the proxies, insofar as the same are not limited to the contrary, in their best judgment, with regard to such other matters and the transaction of such other business as may properly be brought at the Meeting.

VOTING

IF YOU ARE THE HOLDER OF RECORD OF YOUR SHARES, YOU MAY VOTE YOUR SHARES OVER THE INTERNET AT WWW.PROXYVOTE.COM OR OVER THE TELEPHONE BY CALLING TOLL-FREE 1-800-690-6903 AND FOLLOWING THE INSTRUCTIONS ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND PROXY CARD.

IF YOU DO NOT WISH TO VOTE BY INTERNET OR TELEPHONE, YOU MAY REQUEST A PAPER PROXY CARD. IF YOU CHOOSE TO DO SO, PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE RETURN ENVELOPE THAT WE SEND YOU UPON YOUR REQUEST.

A PROMPT RETURN OF A PAPER PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER COMMUNICATIONS OR MAILINGS.

By Order of the Board of Directors

/s/ Yaky Yanay
Yaky Yanay
Chief Executive Officer and President

Haifa, Israel

April 23, 2026

PLURI INC.

ANNUAL MEETING OF SHAREHOLDERS

June 15, 2026

PROXY CARD

THE FOLLOWING PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PLURI INC.

The undersigned shareholder of Pluri Inc. (the “Company”) hereby appoints Yaky Yanay, Liat Zalts and Hagit Gal, or any of them, as proxy and attorney of the undersigned, for and in the name(s) of the undersigned, to attend the annual meeting of shareholders of the Company (the “Shareholders Meeting”) to be held at the Company’s offices at Matam Advanced Technology Park Building No. 5, Haifa, Israel, 3508409 on June 15, 2026 at 4:00 p.m. local time, and any adjournment thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the Shareholders Meeting with all powers possessed by the undersigned if personally present at the Shareholders Meeting, including, without limitation, to vote and act in accordance with the instructions set forth below. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and revokes any proxy heretofore given with respect to such meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED BELOW.

IF THIS PROXY CARD IS EXECUTED BUT NO INSTRUCTION IS GIVEN WITH RESPECT TO ANY PROPOSAL SPECIFIED HEREIN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH NOMINEE IN PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2.

VOTE VIA THE INTERNET: www.proxyvote.com

VOTE VIA THE TELEPHONE: 1-800-690-6903 (toll free) and follow the instructions.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

PLURI INC.

June 15, 2026

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at

http://www.proxyvote.com. Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE

DIRECTOR NOMINEES LISTED IN PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK

YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Shareholders Meeting.	1.

Proposal No. 1 - Election of Directors:

To elect the following nominees to the Board of Directors to serve as directors of the Company until the next annual meeting of the shareholders and until their successors shall have been duly elected and qualified:

		FOR	AGAINST	ABSTAIN
	Alexandre Weinstein	☐	☐	☐
	Eitan Ajchenbaum	☐	☐	☐
	Rami Levi	☐	☐	☐
	Maital Shemesh-Rasmussen	☐	☐	☐
	Yaky Yanay	☐	☐	☐

2.	Proposal No. 2 - To ratify the selection of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, as independent registered public accounting firm of the Company for the fiscal year ending June 30, 2026.	☐	☐	☐

To change the address on your account, please check the box on the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	MARK “X” ON THE RIGHT IF YOU PLAN TO ATTEND THE MEETING.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.